Commercial Net Lease Realty Announces Acquisition of Two Office Buildings Leased to the United States of America
Thursday July 24, 4:22 pm ET

ORLANDO, Fla.—(BUSINESS WIRE)—July 24, 2003—Consistent with its strategy of diversifying its portfolio of properties through the acquisition of office and industrial properties, Commercial Net Lease Realty, Inc. (NYSE:NNN - News), an equity real estate investment trust, announced that it has agreed to purchase two class A office buildings (540,707 square feet) and a two-story garage (1,079 parking spaces) leased to the United States of America. The buildings are located in the Pentagon City submarket of the Washington, DC metropolitan area and serve as the headquarters of the Transportation Security Administration under a lease that expires in 2014. The purchase price for the buildings is $142.8 million. In addition, the Company has committed to fund $28.9 million for building and tenant improvements. While the expected current return is less than the return on other properties in the Company’s portfolio, the Company believes that the acquisition provides a unique opportunity to enter the office sector. The buildings are being purchased out of bankruptcy and the consummation of the transaction is subject to bankruptcy court approval which is expected to occur on or about July 29, 2003.

The Company intends to fund the purchase price for the properties through a combination of equity capital and debt. The Company intends to undertake a public offering of 5,600,000 shares of its common stock. Citigroup Global Markets Inc. is the book-running manager and Wachovia Securities is the co-lead manager. A.G. Edwards & Sons, Inc. and Legg Mason Wood Walker, Incorporated are co-managers. The Company will also grant the underwriters an over-allotment option to purchase up to 840,000 additional shares. This announcement does not constitute an offer to sell or a solicitation of an offer to buy shares of common stock. Shares of the Company’s common stock will not be sold in any jurisdiction in which an offer, solicitation, or sale would be unlawful.

Commercial Net Lease Realty, an equity real estate investment trust, invests in high-quality, single-tenant retail, office and industrial properties subject to long-term, net leases with major corporate tenants, such as Barnes & Noble, Best Buy, Eckerd, Home Depot, OfficeMax and Wal-Mart. The Company currently owns, either directly or through investment interests, 350 properties, in 39 states, leased to 127 corporations in 45 lines of trade/industrial classifications.

Statements in this press release, which are not strictly historical, are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the Company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, changes in interest rates, increases in operating costs, the availability of capital, and the profitability of the Company’s taxable subsidiary. Additional information concerning these and other factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K. Copies of each filing may be obtained from the Company or the SEC. Consequently, such forward-looking statements should be regarded solely as reflections of the Company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Contact:
Commercial Net Lease Realty, Inc., Orlando Kevin B. Habicht, 407/265-7348